Exhibit 3.4

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF QUINCE THERAPEUTICS, INC.

The undersigned, in his capacity as the Chief Executive Officer of Quince Therapeutics, Inc. (the “Corporation”), hereby certifies on behalf of the Corporation that the following Amendment to the Amended and Restated Bylaws of the Corporation (the “Bylaws”) was duly adopted by the Board of Directors of the Corporation on April 8, 2026:

1.
Section 1.5 of the Bylaws is hereby amended and restated in its entirety to read as follows:

“Section 1.5: Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of one‑third (1/3) of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of one‑third (1/3) of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.”

2.
All other provisions of the Bylaws remain in full force and effect.

Date: April 8, 2026

By:	/s/ Dirk Thye
Dirk Thye Chief Executive Officer

DOCPROPERTY "CUS_DocIDChunk0" 4881-5675-2212\1